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                                                                   Exhibit 11.06

                            CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (the "Agreement") is entered into as of this 22 day of November, 2000, among Sylvan Learning Systems Mexico, S. de R.L. de C.V., hereinafter referred to as "Sylvan", a company organized under the laws of Mexico, and Jose Ortega Martinez, Jorge E. Ortega Martinez, Rosalba Ortega Martinez, Maria Teresa Ortega Martinez, Maria de los Angeles Ortega Martinez and Maria Teresa Martinez Nunez, hereinafter each individual denominated as a "Family Member" and collectively denominated as the "Family Members" or the "Ortega Family".

BACKGROUND:

Sylvan is a Mexican subsidiary of Sylvan International, B.V., which in turn is a wholly owned subsidiary of Sylvan Learning Systems, Inc., and part of a corporate group engaged in the educational business in several countries around the world. Sylvan is a corporation validly existing and in good standing under the laws of Mexico, and desires to subscribe and pay 80% of the common shares representative of the corporate capital of Plansi. (as defined hereinbelow).

The Family Members are Mexicans, with full capacity to enter into this Agreement, and 100% owners, either directly or indirectly, of the associate rights of Universidad del Valle de Mexico, A.C. ("UVM") and Grupo Educativo Potosino, A.C. ("GEP"). These two associations are duly incorporated and validly existing under the laws of Mexico and are engaged in the rendering of educational services in Mexico. The Family Members are also 100% owners, either directly or indirectly, of the corporate parts of Estrategia Educativa y Cultural de Tabasco, S.C. ("EET"), a Mexican civil company engaged in the rendering of educational services in Mexico. The associate rights of UVM and GEP as well as the corporate parts of EET, shall hereinafter be collectively and indistinctly referred as the "Interests". Each of UVM, GEP and EET shall hereinafter be referred indistinctly as an "Entity," and collectively as the "Entities".

Sylvan and the Ortega Family shall incorporate a Mexican corporation, Sociedad Anonima de Capital Variable, with the corporate name of Planeacion de Sistemas, S.A. de C.V. ("Plansi"). Sylvan and the Ortega Family want to enter into this Agreement in order to set forth the terms and conditions for incorporating Plansi, carry out their respective contribution and subscribe and pay the common shares representative of the corporate capital of Plansi, as well as to set forth their mutual rights and obligations as future partners.

Each Family Member in the aggregate, desires to subscribe and pay up to 20% of the common shares representative of the corporate capital of Plansi and, under the terms and conditions set forth in the corporate Bylaws of Plansi and in that certain Administration Trust Agreement executed on the date hereof, 100% of the preferred shares with limited voting rights representative of the corporate capital of Plansi.

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In addition to the foregoing, Sylvan and each Family Member have agreed on the execution of the following documents: (i) Trust Agreement; (ii) Plansi's Bylaws;
(iii) Transitory Clauses for the Bylaws of Plansi; (iv) Lease Agreements; (v) Employment Agreement for Mr. Jose Ortega Martinez and (vi) other documents related with the foregoing.

NOW, THERFORE, the parties hereto agree as follows:

                                   ARTICLE I

                            Incorporation of Plansi

         1.1 Bylaws (Estatutos Sociales). Sylvan and the Ortega Family have agreed on the Bylaws that shall govern Plansi. A complete copy of those Bylaws, including the transitory clauses is attached hereto as Exhibit 1.1. Both parties agree that the shareholders' rights and obligations, voting rights, management, surveillance, as well as any other provision related to the operation and governance of Plansi, is reflected in the attached Bylaws. Any situation not foreseen in the Bylaws shall be resolved in accordance with the Mexican General Law of Business Organizations.

         1.2 Permits and Authorizations. Sylvan and the Ortega Family have obtained the respective permit from the Ministry of Foreign Affairs in order to use the name Planeacion de Sistemas, S.A. de C.V., and such permit is in full force and effect. Pursuant to the educational activities in which the Entities are engaged, the parties have obtained the respective authorization from the National Commission of Foreign Investments by means of which the corporate capital of Plansi, as direct holding company of the Entities, may be subscribed and paid in more than 49% by Sylvan. The Notary Public that will formalize the incorporation of Plansi has received the original of both documents and set forth the required references in the charter of incorporation.

         1.3 Incorporation Date. Sylvan and the Ortega Family hereby acknowledge and agree that Plansi shall be incorporated at 9:00 a.m. on November 24, 2000, at the Mexico City offices of White & Case, S.C. (hereinafter referred to as the "Incorporation Date").


                                   ARTICLE II

                                  Contribution

         2.1 The Ortega Family. The Ortega Family hereby agrees to contribute to Plansi, on the Incorporation Date, in exchange for 1,375,000 shares, equivalent to 20% of the common shares representative of the corporate capital of Plansi, 100% of the Interests in the Entities, free of all liens and encumbrances. Additionally, in exchange for such contribution and subject to the terms and conditions of the Bylaws of Plansi, as well as to that certain Administration Trust Agreement executed as of the date hereof, the Ortega Family shall receive 20,625,000 preferred shares, equivalent to 100% of the preferred


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shares with limited voting rights, representative of the corporate capital of
Plansi.

         2.2 Sylvan. Sylvan hereby agrees to contribute to Plansi, on the Incorporation Date, in exchange for 5,500,000 shares, equivalent to 80% of the common shares representative of the corporate capital of Plansi, $42,400,000 U.S dollars (Forty two million, four hundred thousand dollars of the United States of America), in immediately available funds, by check to be deposited with the Board of Directors of Plansi at the time of incorporation.

         2.3 Financial Information. The Ortega Family and Sylvan hereby acknowledge that the amount of the contribution agreed by each party was calculated based on the financial information prepared as of October 31, 2000, attached hereto as Exhibit 2.3 (the "Financial Information").

         2.4 Corporate Documents. The parties have agreed on the amount of their contribution, on the subscription of their respective shares as well on all other documents required to implement the steps described in the Transitory Clauses of the Bylaws of Plansi. Therefore, on the Incorporation Date the parties will receive their stock certificates and the Secretary of Plansi shall proceed to prepare and register the entries required by law in the corporate books of Plansi.



                                  ARTICLE III

                         Representations and Warranties

         3.1 Representations of the Ortega Family Each of the Family Members jointly and severally hereby represents and warrants to Sylvan, that:

         a) Individual Authority. Each Family Member is an individual residing in, and a citizen of, Mexico with full power and capacity under the laws of Mexico to enter into this Agreement and all of the documents to be entered into by him/her in connection herewith and to consummate the transactions contemplated hereby and thereby.

         b) No Breach of Agreements. The execution, delivery and performance of this Agreement and each of the other documents to be entered into by each Family Member in connection herewith, and the consummation of the transactions contemplated hereby and thereby (i) do not, in the case of each Family Member materially conflict ("materially" or "material" means, with respect to any person, any adverse effect in the business, operations, assets, condition (financial or otherwise), prospects, operating results or liabilities of such person or any casualty loss or damage to the assets of such person, whether or not covered by insurance that would impede the continuation of the business and/or cause significant casualty loss or damage to any assets) with any agreement, contract or judgment entered by him/her/it and does not materially conflict with the Articles of Incorporation or other constitutive documents of the corporation or civil corporations; and (ii) do not,


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materially violate any law, rule, regulations, writ, judgment, injunction, decree, determination or award applicable to him/her/it.

         c) Government Consents. Except for those authorizations, approvals, permits, actions, notices and filings mentioned in Section 1.2 above, no authorization or approval or other action by, and no notice to or filing with, any governmental authority, regulatory body or agency is required for its due execution, delivery, recordation, filing or performance of this Agreement or any of the other documents to be entered into by each Family Member in connection herewith, or for the consummation of the transactions contemplated hereby and thereby.

         d) No Breach of Contract. The execution, delivery and performance of this Agreement and each of the other documents to be entered into by each Family Member in connection herewith, and the consummation of the transactions contemplated hereby and thereby (i) do not materially conflict with or result in a default under, or permit the acceleration of, any agreement, instrument or obligation to which each Family Member is a party and (ii) do not require any consent or notice under any agreement, instrument or obligation to which each Family Member is a party.

         e) Enforceability. This Agreement has been duly executed and delivered by each Family Member and this Agreement constitutes his/her legal, valid and binding obligation enforceable against him/her in accordance with the terms of this Agreement. Upon the execution and delivery of each of the other documents to be entered into by each Family Member in connection herewith, such documents shall constitute his/her legal, valid and binding obligations enforceable against each Family Member in accordance with the terms of such documents.

         f) Organization. Each of the Entities is a Mexican civil association/ corporation, duly incorporated, validly existing and in good standing under the laws of Mexico and has all necessary corporate power and authority to operate its business as now being conducted. Neither of the Entities is a party or subject to any agreement or commitment materially restricting the conduct of its business in any location. As of October 31, 2000 none of the Entities has entered into any agreement or assumed any liability or obligation other than in the ordinary course of business as historically conducted.

         g) Real Estate. None of the Entities owns real estate, however, they have entered into all the necessary lease agreements that allow the Entities to continue using the installations in order to operate their business as now being conducted during the next ten years. Exhibit 3.1 (g) attached hereto lists all the lease agreements entered into by each of the Entities required to continue with the operation of the business as historically conducted.

         h) Patents and Patent Rights. To each Family Member's best knowledge (following internal due diligence by those Family Members competent to perform such due diligence), the Entities do not own or use any patent and have not filed any patent applications. The present use of any invention, process, model, design or formula by the Entities do not conflict with, infringe on or violate any patent or other rights of any other


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person.

         i) Trademarks, Patents, Tradenames, Service Marks and Copyrights.
Exhibit 3.1 (i) attached hereto lists: (i) all trademarks, tradenames and service marks owned or used by each of the Entities; (ii) all registrations owned and registration applications filed by each of the Entities for trademarks and service marks, and the jurisdiction that has issued each such registration or in which each such application has been filed (including registration and application numbers); and (iii) all registrations owned and registration applications filed by each of the Entities for copyrights owned or used by each of the Entities and each jurisdiction that has issued each such registration or in which each such application has been filed (including registration and application numbers). Exhibit 3.1 (i) also includes a list of each license or other agreement to which each of the Entities is a party whether as licensor, licensee or otherwise, with respect to any tradenames, trademarks, service marks and copyrights. To each Family Member's best knowledge all of the registered trademarks, service marks and copyrights listed on Exhibit 3.1 (i) attached hereto are valid and subsisting, and no such registered trademarks, service marks or copyrights have been, in whole or in part, abandoned, dedicated, disclaimed or allowed to lapse for nonpayment of fees or taxes or for any other reason. To each Family Member's best knowledge, each of the Entities has the right and authority to use all tradenames, trademarks, service marks and copyrights reasonably necessary to conduct its business as historically conducted. To each Family Member's best knowledge, each of the Entities has not infringed and is not now infringing on any tradename, trademark, service mark or copyright belonging to any other person.

         j) Permits; Authorizations. Except as established on Exhibit 3.1(j) attached hereto and to each family Member's best knowledge, the Entities have all the licenses, permits, certifications or approvals required to conduct its business as historically conducted by the Entities (the "Permits and Authorizations"). To each Family Member's best knowledge the Permits and Authorizations are in full force and effect, all fees and charges payable with respect thereto have been paid, and neither of the Entities has received any notice of any revocation, limitation or violation thereof.

         k) Contracts. Exhibit 3.1 (k) attached hereto lists each contract currently in full force and effect, entered into by each of the Entities involving an aggregate value in excess of US $100,000. To each Family Member's best knowledge all the contracts executed as of this date by each of the Entities have been entered into in the ordinary course of business on terms consistent with past practices.

         l) Investments. To each Family Member's best knowledge neither of the Entities owns any capital stock of, any equity Interests in, or any other ownership or investment interest in, any corporation, partnership, joint venture or other business entity, except for those mentioned in Exhibit 3.1 (l).

         m) Capitalization. The Interests of each Family Member in the Entities existing as of the date hereof, are as set forth in Exhibit 3.1 (m), attached hereto. All of the issued and outstanding Interests of the Entities are duly authorized, validly issued and fully paid and

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are owned beneficially and of record as set forth on such Exhibit 3.1 (m)
attached hereto. All such Interests are free and clear of all liens and other adverse claims. None of the Entities has issued any Interests in violation of any applicable law. There are no existing options or other rights of any character relating to authorized but unissued Interests of any of the Entities. Other than the bylaws of each of the Entities, there are no other documents or agreements governing the transfer or voting of the Interests.

         n) Compliance with Laws. To Each Family Member's best knowledge each of the Entities is materially in compliance with all applicable Mexican federal, state and local laws, and all the services provided by the Entities, and all marketing material and promotion arrangements used or employed by the Entities, materially conform to all requirements of all applicable Mexican federal, state and local laws.

         o) Employee Relations. To each Family Member's best knowledge none of the Entities is delinquent in the payment to any of their employees or consultants or to any regulatory authorities of any wages, salaries, commissions, bonuses, health benefits, housing benefits, social security, retirement benefits or other direct compensation or benefits for any services performed by them to the date hereof or amounts required to be reimbursed to such employees. Exhibit 3.1 (o) attached hereto contains a list of all employees and consultants employed in connection with the operations of the Entities who, individually, have received or are scheduled to receive compensation from any of the Entities for the current fiscal year in excess of US $50,000.

         p) Environmental Compliance. To each Family Member's best knowledge, the Entities' operations are and have been in compliance in all material respects with all applicable Environmental Laws. To each Family Member's best knowledge, none of the Entities has received any written notice, mandate, order or request under any Environmental Law concerning the Entities' facilities that relates to any hazardous substance. To each Family Member's best knowledge there is no proceeding pending against any of the Entities by any Mexican federal, state or local court, tribunal, administrative agency, department, commission, board or other authority or instrumentality with respect to the presence or release of any hazardous substance from or on the Entities' facilities. To each Family Member's best knowledge there has not been released from or on the Entities' facilities any hazardous substance in a quantity or concentration that would require remedial action under any applicable Environmental Law. To each Family Member's best knowledge all storage tanks (whether above or below ground) on or at any of the Entities' facilities installed or used by any of the Entities, are in sound condition free of corrosion or leaks that could permit any release of any hazardous substance. Except in the companies ordinary course of the business, none of their facilities has been used for processing, storing or otherwise utilizing any hazardous substances and none of the Entities has received notice that any hazardous substance is present on or at any of their facilities. To each Family Member's best knowledge all hazardous substances resulting from the Entities' operations have been disposed of in accordance with applicable Environmental Laws and none of the Entities has received notice from any person, including any Mexican federal or state environmental agency, of its possible involvement with any disposal site under investigation by any such person. To each Family Member's best

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knowledge each of the Entities is in compliance in all material respects with all applicable Mexican federal, state and local filing and notification requirements respecting hazardous substances. To each Family Member's best knowledge there are no wells located on the Entities facilities that are contaminated or are constructed or maintained in such a manner that their continued use or existence endangers ground water quality or are a safety or health hazard, or are inoperable or not in use, or must be sealed under the provisions of applicable law.

         q) Tax Matters. To each Family Member's best knowledge each of the Entities has, with respect to all years for which the applicable statute of limitations for assessment, reassessment or collection has not yet expired, paid or caused to be paid, all taxes required to be paid by them. There is no material tax deficiency or claim of additional taxes or interest thereon or penalties in connection therewith, asserted or, to each Family Member's knowledge, threatened to be asserted against any of the Entities or any of their businesses by any taxing authority. To each Family Member's best knowledge each of the Entities has, in accordance with applicable law, timely filed all tax reports or returns required to be filed by it through the date hereof. Each such tax report and return materially reflects the amount of tax liability of such Entity for such period and other required information, and all amounts shown as payable thereon have been paid. To each Family Member's best knowledge no audit of any tax return of any of the Entities is in progress and, to each Family Member's knowledge, no such audit is contemplated or pending. No extension of time with respect to any date on which a tax return was or is to be filed by any Entity is in force, and no waiver or agreement is in force for the extension of time or for the assessment or payment of any tax. To each Family Member's best knowledge there are no security interest in any of the assets owned by the Entities that arose in connection with any failure to pay taxes.

         r) Litigation. Except as set forth on Exhibit 3.1 (r) attached hereto, the Entities are not a party to, and there is no claim, action, suit, proceeding, arbitration or any investigation or inquiry, before any Mexican federal, state, municipal, foreign or other court or governmental or administrative body or agency, or any private arbitration tribunal now pending or, to the knowledge of the Ortega Family, threatened against or relating to the Entities or that relates to the transactions contemplated by this Agreement.

         s) Undisclosed Liabilities. To each Family Member's knowledge (following internal due diligence by those Family Members competent to perform such due diligence), each of the Entities, on an individual basis, are not subject to any material obligation, liability, debt or commitment, contingent or otherwise, other than: (i) liabilities reflected on the Financial Information;
(ii) liabilities not required to be disclosed on the Financial Information but otherwise disclosed herein; (ii) liabilities incurred since the date of the Financial Information in the ordinary course of business; and (iv) liabilities arising hereunder.

         t) Transactions with Related Parties. Exhibit 3.1 (t) attached hereto, lists all contracts, agreements or transactions currently in force and effect carried out by each of the Entities with any Related Party. For purposes of this Section, the term Related Party includes

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(i) any corporation, limited liability company, partnership, joint venture, trust, other entity and/or other person controlled, directly or indirectly, by the Entities and/or by any of the Family Members whether through the ownership of capital stock or other equity interests, by contract or otherwise; and (ii) each director, officer, employee and consultant of the Entities.

         u) Investment Banks; Brokers. The Ortega Family has not employed any investment bank in connection with the transactions contemplated by this Agreement. It has not employed any broker or finder, other than Mr. Javier Arrechea, or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement, other than those payable to Mr. Javier Arrechea.

         v) No Material Omission. No representation by the Ortega Family on their own right or on behalf of the Entities, contained herein or any writing to be delivered hereunder to Sylvan or to Plansi contains any untrue statement of material fact or omits material facts required to make the statements herein or therein contained not misleading. Every representation and warranty is materially true and correct, and valid as of the Incorporation Date.

         w) Financial Statements. Attached hereto as Exhibit 3.1 (w) are audited financial statements of each of the Entities, as of December 31, 1999, and unaudited financial statements as of October 31, 2000 of each of the entities (collectively "the Financial Statements"). The Financial Statements are true and correct in all material respects, fairly present the financial position and results of operations of each of the Entities, as of the dates and for the periods indicated, and were prepared in conformity with Mexican GAAP applied on a consistent basis.

         x) Labor Matters. Exhibit 3.1 (x-a) contains a list of all employees of the Entities as of October 31, 2000. This list contains details about salary, (including benefits in kind), age, seniority, length of service, notice periods for termination, right to severance pay and to bonus.

         To each Family Member's best knowledge (following internal due diligence by those Family Members competent to perform such due diligence) and except for employment contracts listed in Exhibit 3.1(x-b), each contract of employment to which the Entities are party and which is for an annual consideration of $50,000 or more can be terminated by the Entities without damages or compensation (other than that payable by laws) by giving at any time not more than six months' notice.

         To each Family Member's best knowledge (following internal due diligence by those Family Members competent to perform such due diligence) and except as set forth in Exhibit 3.1 (x-c), there are no collective bargaining or other union agreements or arrangements (whether binding or not) to which the Entities are party of by which there are bound or which are currently being negotiated and no dispute between the Entities and any trade union or other organization formed for a similar purpose are existing, pending or threatened.

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         y) Professional and Social Welfare. To each Family Member's best knowledge (following internal due diligence by those Family Members competent to perform such due diligence), any an all returns and reports related to Social Security contributions that are required to be filed with respect to the Entities prior to the date hereof have been filed timely and correctly in all material respects. To each Family Member's best knowledge (following internal due diligence by those Family Members competent to perform such due diligence), the Entities have paid in full any and all Social Security contributions as and when due. No social security authority is currently asserting any deficiency or claim for additional Social Security contributions (or interest thereon or penalties in connection therewith) and any and all Social Security contributions which (although not due) have accrued on the basis of the salaries to be paid until the date hereof, have been fully provisioned.

         Except as set forth in Exhibit 3.1 (y-a) to the best knowledge of each of the Family Member's, there are no facts or circumstances existing or having arisen prior to the date hereof which have or may lead to a re-assessment by any Social Security authority of Social Security contributions to be made by the Entities relating to any period prior to the date hereof.

         The details of the employee pension fund of each of the Entities are described in Exhibit 3.1 (y-b)(hereinafter the "Pension Fund"). The Entities are meeting all their obligations under the Pension Fund and specifically have paid (or provisioned) all contributions required prior to the date hereof as stipulated by the regulations of the Pension Fund.

         Performance of these obligations is acknowledged in the pension fund certificate (hereinafter the "Pension Fund Certificate") attached hereto as
Exhibit 3.1 (y-c). The Entities are not required to contribute to any pension fund other than the Pension Fund.

         z) Bank Accounts. Exhibit 3.1 (z) attached hereto, lists each bank account opened in favor of each one of the Entities, including the authorized signatories. The amounts described in each bank account are true and correct and the respective sums shall be kept until the Incorporation Date.

         aa) Powers of Attorney. The Ortega Family acknowledges and accepts that at the Incorporation Date each one of the Entities will hold associates/partners meetings in which diverse powers of attorney may be revoked, amended and/or granted.

         bb) Insurance. To each Family Member's best knowledge (following internal due diligence by those Family Members competent to perform such due diligence), all the equipment, vehicles, and any other assets owned by each one of the Entities, are duly insured by a Mexican authorized insurance company, and the respective insurance policies are in full force and effect, and will continue valid until December 31, 2000. Exhibit 3.1 (bb) contains a list of the insurance agreements obtained by each one of the Entities and currently in force. The Ortega Family acknowledges and agrees that there are no current material claims against any of the Entities. To each Family Member's best knowledge (following internal due diligence by those Family Members competent to perform such due diligence), all premiums pertaining to the insurance policies have been paid as they fell due, or are duly provided for in the Financial Statements.

         cc) Working Capital. The parties hereby acknowledge and accept that the Ortega Family will have the right to withdraw $40,000,000.00 Mex. Cy. (Forty Million pesos Mexican Currency) of working capital over a period of time enough in order to not affect in any way the cash flow of the Entities.

         dd) Validity of the Representations. The Ortega Family hereby acknowledges and accepts that each of the representations and warranties, except specifically determined otherwise, is in full force and effect as of the date hereof.

         3.2 Representations regarding Sylvan. Sylvan hereby represents and warrants to the Ortega Family, that:

         a) Authority. It is a Sociedad de Responsabilidad Limitada, duly incorporated and validly existing under the laws of Mexico and has all necessary corporate power and authority to enter into this Agreement and each of the other documents to be entered into by it in connection herewith and to consummate the transactions contemplated hereby and thereby. Its execution, delivery and performance hereof and each of the other documents to be entered into by it in connection herewith and its consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action.

         b) No Breach of Law. Its execution, delivery and performance of this Agreement and each of the other documents to be entered into by it in connection herewith, and its consummation of the transactions contemplated hereby and thereby (i) do not conflict with its Articles of Incorporation or other constitutive documents; (ii) do not, violate any law, rule, regulations, writ, judgment, injunction, decree, determination or award applicable to it.

         c) Government Consents. Except for those authorizations, approvals, permits, actions, notices and filings mentioned in Section 1.2 above, which have been satisfied, there are no other authorizations, approvals or other actions by, and no notice to or filing with, any governmental authority, regulatory body or agency required for the due execution, delivery, filing or performance of this Agreement or any of the other documents to be entered into by it in connection herewith, or for the consummation of the transactions contemplated hereby and thereby.

         d) No Breach of Contract. Its execution, delivery and performance of this Agreement and each of the other documents to be entered into by it in connection herewith, and the consummation of the transactions contemplated hereby and thereby (i) do not conflict with or result in a default under, or permit the acceleration of, any agreement, instrument or obligation to which it is a party or by which it or any of its properties may be affected or be bound; and (ii) do not require any consent or notice under any agreement, instrument or obligation to which it is a party of by which it or any of its properties may be affected or be bound.

         e) Enforceability. This Agreement has been duly executed and delivered by it, and (assuming due authorization, execution and delivery by the Ortega Family) this Agreement constitutes its legal, valid and binding obligation enforceable against it in accordance with the terms of this Agreement. Upon its execution and delivery of each of the other documents to be entered into by it in connection herewith (assuming due authorization, execution and delivery by the other parties signatories thereto), such documents shall constitute its legal, valid and binding obligations enforceable against it in accordance with the terms of such documents.

                                   ARTICLE IV

                  Conditions to the Ortega Family Obligations

         Each and every obligation of the Ortega Family under this Agreement shall be subject to the fulfillment, prior to or at the Incorporation Date, of each of the following conditions. If any of the following conditions to the Incorporation Date shall not have been satisfied, the Ortega Family may elect to terminate this Agreement, or to waive such condition and to consummate the transactions contemplated hereby despite such failure.

         4.1. Opinion of Counsel. Martinez, Rodriguez y Asociados, S.C., counsel to Sylvan, shall have delivered to the Ortega Family an opinion dated the Incorporation Date in the form of Exhibit 4.1, attached hereto.

         4.2 Approvals and Consents. Sylvan shall have obtained and have provided to the Ortega Family such authorizations as are required by law in order to consummate the transactions contemplated hereby.

                                   ARTICLE V

                        Conditions to Sylvan Obligations

         Each and every obligation of Sylvan under this Agreement shall be subject to the fulfillment, prior to or at the Incorporation Date, of each of the following conditions. If any of the following conditions to the Incorporation Date shall not have been satisfied, Sylvan may elect to terminate this Agreement or to waive such condition and to consummate the transactions contemplated hereby despite such failure.

         5.1. Opinion of Counsel. White & Case, S.C., special Mexican counsel to the Ortega Family, shall have delivered to Sylvan an opinion dated the Incorporation Date in the form of Exhibit 5.1 attached hereto.

         5.2. Approvals and Consents. The Ortega Family shall have obtained and have provided to Sylvan such authorizations as are required by law or under agreements with third parties in order to consummate the transactions contemplated hereby and to continue the business of the Entities.

                                   ARTICLE VI

                  Conduct Subsequent to the Incorporation Date

         6.1. Further Assurances. From and after the Incorporation Date, upon the reasonable request of Sylvan or the Ortega Family, the Ortega Family or Sylvan shall execute, acknowledge and deliver to Sylvan or to the Ortega Family, such further instruments and take such other actions as Sylvan or the Ortega Family may reasonably request, in order to carry out the intent and purposes of this Agreement and/or more effectively reflect the consummation of the transactions contemplated hereby.

                                  ARTICLE VII

                          Non Compete; Confidentiality

         7.1 Non Compete. Each of the Family Members hereby acknowledge and agree that none of the Family Members shall compete in Mexico, directly or through another person or entity, for a four (4) year period in the university education segment. This four (4) year period shall be counted as from the Incorporation Date. For purposes of this clause, the following shall not be deemed to mean competition: (i) Holding individually up to 2% or jointly amongst the six Family Members up to 12% of the voting equity of a company involved in the university education segment; (ii) Holding a teaching position at a company involved in the university education segment, (iii) Participating in a non-for-profit organization with the purpose of promoting (not providing) university level education, or (iv) existing businesses in which the Ortega Family is currently participating (e.g. Nuevo Continente Schools, Profesionistas y Docentes Asociados, S.A. de C.V., Red Tercer Milenio, S.C., Red Univercom, S.C., Procesos Educativos y de Consultoria, S.C., Centro de Formacion Continua, Formacion Completa, S.C. [Campus Lago de Guadalupe], Sociedad Mexicana de Normalizacion y Certificacion, S.C., Centro Mexicano de Tecnologia para la Competividad, S.C., and Centro Universitario ETAC, A.C.), but in no event to directly or indirectly compete with the university education segment business of the Entities.

         7.2. Confidentiality. Each of the Family members and Sylvan, hereby agrees and acknowledges that in connection with the negotiation, preparation and execution of this Agreement and the agreements and/or documents related thereto, it has had, and derived from their relation with Plansi they will continue to have, access to Confidential Information.

         Each of the Family Members (and/or the corporations or civil corporations) and Sylvan, hereby accept not to divulge, disclose or communicate, or permit to be divulged, disclosed or communicated, to any third party in any manner, directly or indirectly, any Confidential Information, and it shall disclose or permit to be disclosed the Confidential Information only to those of its representatives who have a need to know such Confidential Information solely in connection with the conduct of Plansi and/or the Entities business in the ordinary course, and shall take measures to ensure that such representatives agree to be bound by the provisions hereof, and it shall take all other necessary or appropriate actions to preserve the confidentiality of the Confidential Information.

         For purposes hereof, "Confidential Information" shall mean all financial and other technical data and information, business and commercial information, and know-how of Plansi, the Entities, each of the Family Members and Sylvan, relating in any manner to their business, written or unwritten that has been, prior to the date hereof, or may be, following the date hereof delivered or furnished to any party. In addition, "Confidential

Information" includes any analysis, market study or compilation in respect of any of the foregoing.

         The restrictions contained herein shall not apply to Confidential Information that: (i) at the time of disclosure is generally available to the public (than as a result of a disclosure directly or indirectly by the party otherwise subject to the provisions of this Article, or any of its representatives in violation of this Agreement); (ii) is obtained by a party otherwise subject to the provisions of this Article, or any of its respective representatives on a nonconfidential basis from a source that is not bound by a confidentiality agreement with, or other obligation of confidentiality to, Plansi, the Entities or Sylvan; (iii) has been independently acquired or developed by a party otherwise subject to the provisions of this Article or any of its representatives without use of or reference to the Confidential Information (iv) is required to be disclosed by law; or (v) was within the receiving party's possession prior to its being furnished to the receiving party by or on behalf of the disclosing party pursuant hereto, provided that the source of such information was not known by the receiving party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the disclosing party or any other party with respect to such information.

         The Ortega Family hereby acknowledges and agrees that all the information received by Sylvan, including the Confidential Information, may be used by Sylvan in order to comply with the applicable laws and regulations of the different jurisdictions where Sylvan Learning Systems, Inc., has or may have business. Sylvan may have the possibility at all times of sharing the information, including the Confidential Information, with all its related companies around the world, including the parent companies.

                                 ARTICLE VIII

                               Indemnification

         8.1. Indemnification by the Ortega Family. The Ortega Family, jointly and severally, shall indemnify and hold Sylvan and/or their respective shareholders, directors, officers, employees, agents, successors and/or assigns harmless from and against any and all losses, liabilities, damages, claims, costs, expenses and/or assessments (including reasonable and duly documented attorneys and other professional fees and costs as well as fines, penalties and/or interest) (collectively, "Losses") suffered or incurred by any of them which result from or arise out of:

         (a) An inaccurate or untrue statement or omission of a material fact made by the Ortega Family on their own right or on behalf of the Entities, herein or in any agreement, instrument or certificate delivered pursuant hereto;

         (b) The failure by the Ortega Family to comply with or perform any covenant or agreement of the Ortega Family set forth herein or in any agreement, instrument or certificate delivered pursuant hereto;

         (c) The parties agree that the Ortega Family will not have any obligation to indemnify Sylvan or any of its shareholders, directors, officers, employees, agents, successors and/or assigns until any individual loss exceeds US$100,000, in which case the Ortega Family will indemnify for the full amount of said loss. Likewise, the parties agree that the obligation to indemnify for losses is limited (individually and in the aggregate) to US$42,400,000.

         8.2. Indemnification by Sylvan. Sylvan shall indemnify and hold the Family Members and/or their successors, agents and/or assigns, harmless from and against any and all Losses suffered or incurred by any of them which result from or arise out of:

         (a) The inaccurate or breach of any representation or warranty made by Sylvan herein or in any agreement, instrument or certificate delivered pursuant hereto; or

         (b) The failure by Sylvan to comply with or perform any covenant or agreement of Sylvan set forth herein or in any agreement, instrument or certificate delivered pursuant hereto.

         8.3. Notice of Claims. Promptly after any person entitled to indemnification hereunder (an "Indemnitee") (i) receives notice of any claim or the commencement of any proceeding against it, or (ii) has knowledge of any claim or proceeding against it or of any Loss for which it intends to seek indemnification hereunder, such person shall, if a claim for reimbursement with respect thereto is to be made against any party hereto obligated to provide indemnification (the "Indemnifying Party") hereunder, promptly give the Indemnifying Party written notice of such claim or Loss or the commencement of such proceeding; provided, however, that failure to give such notification shall not affect indemnification hereunder, except to the extent that the Indemnifying Party is unable to defend any such claim or is required to pay a greater amount or accrue additional expenses with respect to any claim or Loss as a result of such failure to provide prompt notice.

         8.4. Defense of Third Party Claims. The Indemnifying Party shall have the right to compromise or defend, at its own expense and by its counsel, any third party claim made against the Indemnitee; provided, however, that no compromise of any claim shall be made without the consent of the Indemnitee unless such compromise results in the full and unconditional release of all claims against the Indemnitee by the person asserting such claim. The Indemnifying Party shall notify the Indemnitee whether it elects to assume the defense of any third party claim within ten (10) days after the Indemnifying Party receives notice thereof from the Indemnitee as provided in Section 8.3. The Indemnitee shall cooperate with the Indemnifying Party or its counsel in the defense against any such third party claim and in any compromise thereof. Such cooperation shall include, but not be limited to, furnishing the Indemnifying Party with any books, records or information reasonably requested by the Indemnifying Party. Except as provided below, after the Indemnifying Party has notified the Indemnitee of its intention to undertake to compromise or defend any such third party claim, the Indemnifying Party shall not be liable for any additional legal expense incurred by the Indemnitee. However, the Indemnitee shall have the right to retain its own counsel and participate in the defense of such claim at the expense of the Indemnitee, in which case the Indemnifying Party shall cooperate in providing information to and consulting with the Indemnitee about the claim. If the Indemnifying Party does not assume the defense of such claim, the Indemnitee may defend against or settle such claim in such manner and on such terms as it deems appropriate, and shall be indemnified by the Indemnifying Party for the amount of any judgment or settlement and for all losses or expenses, including attorneys' and other professional fees and costs, incurred by the Indemnitee in connection with the defense or settlement of such claim.

         Any issue can only be settled with the consent of the Indemnitee, in the understanding that if no consent can be reached, the parties will have to resolve the dispute by arbitration according to point 9.2 of this agreement.

         8.5. Payment. If any Indemnitee shall incur any Loss for which it is entitled to indemnification hereunder, the Indemnifying Party shall make the indemnification payment required under this Article VIII within ten (10) days after receipt by the Indemnifying Party of written notice from the Indemnitee stating the amount of the Loss and of the indemnification payment requested.

                                   ARTICLE IX

                                 Miscellaneous

         9.1 Expenses. The Ortega Family shall be responsible for any taxes which become due as a result of the transfer of the Interests to Plansi. Each party shall pay its own expenses and costs relating to the negotiation, execution and performance of this Agreement and the agreements, documents and instruments derived here from.

         9.2. Governing Law; Arbitration. This Agreement shall be governed by, and construed and interpreted in accordance with the laws of the United Mexican States, and shall be subject to arbitration in Mexico or such other place as the Ortega Family and Sylvan shall mutually agree and shall be held in accordance with the rules of the International Chamber of Commerce. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof or relationship created thereby, that is not settled through negotiation shall be resolved exclusively by arbitration under the auspices of and in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce then in effect. The arbitration shall be conducted in English language. The arbitration shall be heard before three arbitrators, one to be chosen by Sylvan, one to be chosen by the Ortega Family, and the third to be chosen by those two arbitrators. The arbitration shall be final and binding on the parties, and shall not be subject to any appeal. Judgment on the award of the arbitrators may be entered by any court having jurisdiction to do so. The losing party, so declared by the arbitrators, shall pay all out-of-pocket expenses incurred by the prevailing party in connection with any such dispute. Notwithstanding any other provision of this agreement, any party shall be entitled to seek injunctive or other provisional relief from any court of competent jurisdiction pending the final decision or award of the arbitrators.

         9.3. Notices. Any notice or request with respect to this Agreement shall be in writing in English language and shall be delivered personally, by registered mail, by express courier or by any electronic media with acknowledge receipt, at the following addresses:

To the Ortega Family:               Segunda Cerrada de Galeana No. 15
                                    Colonia San Angel 01000
                                    Mexico, D.F.
                                    Attention: Mr. Jose Ortega
                                    Fax: 55 50 41 51

With copy to:                       White & Case, S.C.
                                    Av. Paseo de las Palmas 405, 5th Floor,
                                    Col. Lomas de Chapultepec
                                    11000 Mexico, D.F.
                                    Attention: Mr. Alexis Rovzar
                                    Fax (52) 5540 96 99

To Sylvan                           1000 Lancaster Street,
                                    Baltimore, Maryland 21202
                                    U.S.A.
                                    Attention: Mr. Robert W. Zentz
                                    Fax: (410) 843 8060

With copy to:                       Martinez, Rodriguez y Asociados, S.C.
                                    Insurgentes Sur No. 800, 10th Floor,
                                    Col. Del Valle
                                    03100 Mexico, D.F.
                                    Attention: Mr. Eduardo Martinez
                                    Fax (52) 5523 52 43

         9.4. Certain Definitions. Unless the context clearly otherwise requires, as used herein, the term "Agreement" means this Agreement and the Exhibits hereto. The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Paragraph or other subdivision. The use of the neuter pronoun "it" shall also refer as appropriate to the masculine and/or feminine gender. The use of the singular herein shall, where appropriate, be deemed to include the plural and vice versa. As used herein, the word "person" refers to any individual, corporation, partnership, trust, governmental body or authority or other organization or entity. As used herein, the term "including" means "including, without limitation." As used herein, "dollars" and "$" refer to United States Dollars. For purposes of this agreement, "to the knowledge of any person" shall mean any matter within the actual knowledge of such person and/or any matter that should have been known by such person in connection with the performance of his duties as an employee, officer and/or director, and/or any matter that should have been known by such person as a result of a reasonable inquiry.

         9.5. Headings. The headings to Articles and Sections of this Agreement are for reference only and shall not be used in construing the provisions hereof or otherwise affect the meaning hereof.

         9.6. Entire Agreement. This Agreement embodies the entire agreement and understanding between Sylvan and the Ortega Family and supersedes all prior agreements and understandings related to the subject matter hereof. There are no representations, warranties, covenants, promises or agreements on the part of any party to any other party hereto which are not explicitly set forth herein.

         9.7. Modifications, Waivers. Any modification or amendment of or with respect to any provisions of this Agreement or any agreement, instrument or document delivered pursuant hereto shall not be effective unless it shall be in writing and signed by Sylvan and the Family Members and shall designate specifically the terms and provisions so modified. Any waiver of or with respect to any provisions of this Agreement or any agreement, instrument or document delivered pursuant hereto shall not be effective unless it shall be in writing and signed by Sylvan, in the case of a waiver by Sylvan, and by the Ortega Family, in the case of a waiver by the Ortega Family.

         9.8. Benefit; Assignment. This Agreement shall be binding upon and inure to the benefit of Sylvan and the Ortega Family and their respective successors and permitted assigns. Sylvan and the Ortega Family may assign their rights or delegate their obligations hereunder following the terms and conditions of the Bylaws of Plansi.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SYLVAN LEARNING SYSTEMS MEXICO, S. DE R.L. DE C.V.


/s/ EDUARDO MARTINEZ RODRIGUEZ
---------------------------------------
By: Eduardo Martinez Rodriguez
Its: Attorney in fact

ORTEGA FAMILY




/s/ JOSE ORTEGA MARTINEZ                  /s/ JORGE E. ORTEGA MARTINEZ
---------------------------------        ---------------------------------------
JOSE ORTEGA MARTINEZ                     JORGE E. ORTEGA MARTINEZ



/s/ ROSALBA ORTEGA MARTINEZ               /s/ MARIA TERESA ORTEGA MARTINEZ
---------------------------              ---------------------------------------
ROSALBA ORTEGA MARTINEZ                  MARIA TERESA ORTEGA MARTINEZ



/s/ MARIA DE LOS ANGELES ORTEGA MARTINEZ
---------------------------------------------
MARIA DE LOS ANGELES ORTEGA MARTINEZ



/s/ MARIA TERESA MARTINEZ NUNEZ
------------------------------------
MARIA TERESA MARTINEZ NUNEZ

LIST OF EXHIBITS


1.1               Plansi Bylaws
2.3               Financial Information
3.1(g)            Lease Agreements
3.1(i)            Trademarks, Tradenames, Service Marks and Copyrights.
3.1(j)            Permits, Authorizations
3.1(k)            Contracts
3.1(l)            Investments in other Entities.
3.1(m)            Capitalization
3.1(o)            Employee Relations
3.1(r)            Litigation
3.1(t)            Transactions with Related Parties
3.1(w)            Financial Statements
3.1(x-a)          List of Employees
3.1(x-b)          Employment Contracts
3.1(x-c)          Collective Bargaining Agreements
3.1(y-a)          Re-assessments
3.1(y-b)          Employee Pension Fund
3.1(y-c)          Pension Fund Certificate
3.1(z)            Bank Accounts
3.1(bb)           Insurance Agreements
4.1               Martinez, Rodriguez y Asociados, S.C., Opinion
5.1               White & Case, S.C., Opinion.